FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES
2008 FOURTH QUARTER AND CALENDAR YEAR RESULTS

Los Angeles, CA – March 11, 2009 – Meruelo Maddux Properties (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and multi-family residential properties, today announced results for the three and twelve months ended December 31, 2008.

 Recent Developments Related to Liquidity and Capital Resources

We are a development company and experience significant, recurring cash shortfalls from (i) operating activities, (ii) recurring investment activities such as carrying costs for interest payments, real estate taxes and unfunded development expenditures and (iii) capital expenditures on existing rental properties. We would need to generate an additional $28.0 million annually to cover such cash shortfalls.

One way to generate liquidity in this challenging credit climate and real estate market is to sell assets.  Hence, we are actively marketing many of our projects.  However, selling properties in this environment is difficult.

 We began 2009 with $4.5 million in unrestricted cash.  We require approximately $1.8 million in cash to satisfy monthly principal and interest payments on 26 out of 30 of our loans that have an aggregate principal balance of $266.0 million.  This unrestricted cash balance would cover approximately 2.5 months of these payments absent any funds generated from asset sales. Although we have certain properties currently in escrow to be sold, we have not yet closed on any asset sales in 2009.

Consequently, we have stopped making interest and principal payments on, and therefore are likely in default under, these 26 loans totaling $266.0 million.  We continue to make interest payments on our construction loan for our 717 W. Ninth Street project and on three other loans that have interest reserves.  As of March 11, 2009, we owe approximately $2.8 million in accrued interest and another $0.8 million in principal reduction repayments and reserve funds.  In addition, on December 15, 2008, we did not make a $4.0 million principal repayment on a $17.0 million land loan. The lender subsequently agreed to defer such principal repayment.  On March 15, 2009, we will owe another $5.0 million in principal on this land loan.  Additionally, we have not paid or been able to extend or refinance three other loans totaling $86.9 million that recently matured.

As such, we are currently seeking loan workout agreements with four depository lenders on loans that total approximately $177.8 million.  We are unsure as to what results will be derived from such efforts and are exploring various restructuring options.

Additionally, we expect to receive a “going concern” opinion from our independent auditors  with respect to our financials included in our annual report on Form 10-K for the year ended December 31, 2008.  Under the current circumstances, there may be substantial doubt about our ability to continue as a going concern because of cash shortfalls from rental and development operations, a possible need for loan restructurings and the related difficulties in obtaining loan extensions and the timing and magnitude of non-core asset sales.  We intend to improve cash flows from operations, reduce our carrying costs, cure possible loan defaults, refinance or extend existing loans and generate net cash proceeds from the sale of non-core properties.  There can be no assurances that such efforts will prove successful.

In order to meet our intentions and resolve our liquidity issues, in addition to seeking loan workouts we have reduced our employee base and have suspended all substantial development efforts, except for the funded development activity at our 717 W. Ninth St. project.   We are also examining all feasible strategic alternatives.  Potential strategic alternatives include a voluntary bankruptcy filing under Chapter 11 of the U.S. Bankruptcy code.

Property Highlights

•
The glass curtain wall at 717 W. Ninth Street was fully installed during the fourth quarter and interior framing, plumbing, electrical and drywall work are in progress.  The project is on schedule with anticipated move-ins during the fourth quarter of 2009.

•
We have leased an additional 19 units at our Union Lofts apartment project since our 2008 third quarter earnings release when we had 27 units leased.  As of March 11, 2009, we have 46 units (50%) leased at approximately $2.90 per rentable square foot, net of concessions.

•
We closed three asset sales during the fourth quarter of 2008: our Overland Terminal, 801 E. 7th Street and 816 Stanford properties generated gross cash proceeds after debt payoffs of $8.3 million (before closing costs).

Financial and Operating Results – Three Months Ended December 31, 2008

For the three months ended December 31, 2008, total revenue increased 3.7% to $6.0 million compared to $5.8 million in the same period in 2007.  The increase was primarily due to higher rental income attributable to rental operations at projects acquired or placed in service during 2007 and 2008, which had partial or no operations in the prior period.

Total expenses in the fourth quarter of 2008 increased by $121.9 million to $131.0 million compared to $9.1 million in the fourth quarter of 2007.  We recorded an impairment loss of $117.4 million in the fourth quarter of 2008. There was no corresponding expense in the comparable period in 2007.  Excluding the impairment on real estate assets, total expenses were $13.5 million or $4.5 million more than the fourth quarter of 2007.  The increase is primarily the result of higher depreciation and amortization expenses due to the increase in rental properties as a result of property acquisitions and development projects placed in service during 2008.  In addition, rental and interest expenses increased due to the suspension of development at thirteen of our development projects.  Costs at these projects which were previously capitalized were expensed in the fourth quarter of 2008.  General and administrative expenses were unchanged at $2.2 million in the fourth quarter of 2008 as compared to the fourth quarter of 2007.

During the three months ended December 31, 2008, the Company reflected the effect of income taxes in discontinued operations and offset this impact in benefit for income taxes. In 2008, we had pretax income from discontinued operations of approximately $24.2 million, which consisted primarily of gain on sale of real estate, and resulted in a tax liability of approximately $9.6 million. As a result of recording the full tax impact in the fourth quarter of 2008, partially offset from income from discontinued operations in the fourth quarter, our income from discontinued operations decreased to a loss of approximately $8.7 million.   No comparable sale activity took place in the prior period of 2007.

In the fourth quarter of 2008, we recorded a tax benefit from continuing operations of approximately $47.4 million largely from the recording of impairment loss.

Net loss was $85.8 million, or $(0.98) per basic and diluted share, for the three months ended December 31, 2008 compared to a net loss of $2.6 million, or $(0.03) per basic and diluted share for the same period in 2007.

Financial and Operating Results – Year Ended December 31, 2008

Please note that for purposes of comparison, 2007 amounts include the predecessor results for the period from January 1, 2007 to January 29, 2007 and our Company results for the period from January 30, 2007 to December 31, 2007.

For the year ended December 31, 2008, total revenue decreased $1.2 million, or 4.6%, to $24.2 million compared to $25.4 million in the same period in 2007.  The decrease was primarily due to a $2.2 million reduction in interest income as a result of a lower cash balance throughout the year ended December 31, 2008 than in the same period in 2007.  This is partially offset by higher rental income attributable to rental operations at projects acquired or placed in service during 2007 and 2008, which had partial or no operations in the prior period.

Total expenses during the year ended December 31, 2008 increased $146.4 million to $185.6 million compared to $39.2 million in the year ended December 31, 2007.  Included in total expenses for the year ended December 31, 2008 is a $142.3 million impairment loss on real estate assets related to several rental and development projects.  There was no corresponding expense in the comparable period in 2007.  Excluding the impairment on real estate assets, expenses were $43.4 million or $4.1 million more than total expenses for the year ended December 31, 2007.  The increase is primarily the result of higher depreciation and amortization expense due to an increase in the number of rental properties as a result of property acquisitions and development projects placed in service.  In addition, rental and interest expenses increased due to the suspesion of development at 13 of our development projects.  Costs at these projects, which were previously capitalized, were expensed in the fourth quarter of 2008.

During the year ended December 31, 2008, the Company recognized a $14.2 million gain on sale of real estate due to the sales of three rental projects, Overland Terminal, 2000 San Fernando Road and 1800 E Washington Blvd, and three development projects, 9901 Alameda, 816 Stanford and 801 E 7th Street, net of income tax expense of approximately $9.6 million.  No comparable sale activity took place in the prior year.

In 2008, we recorded a benefit for income taxes of approximately $51.9 million largely derived from our impairment loss. We have also established a valuation allowance of $18.5 million to reduce deferred tax assets to the amounts considered realizable at December 31, 2008.

Net loss was $96.0 million, or $(1.11) per basic and diluted share, for the year ended December 31, 2008 compared to a net loss of $11.9 million, or $(0.14) per basic and diluted share for period January 30, 2007 through December 31, 2007.

Fourth Quarter 2008 Cash Flow Sources and Uses

Cash inflows during the fourth quarter of 2008 were comprised primarily of approximately $27.7 million in gross proceeds from the sale of our projects at 801 E 7th Street, Overland Terminal and 816 Stanford.  Other material cash inflows came from restricted cash balances used primarily to fund costs at our 717 W. Ninth St. project and interest expense at our Pomona West project.  The cash inflows from restricted cash amounted to $10.3 million net of cash outflows to restricted cash for additional tax and tenant improvement reserves and additional cash collateral for lenders.  Cash outflows during the fourth quarter of 2008 were comprised primarily of $14.6 million of expenditures for improvements in real estate ($11.4 million related to the 717 W. Ninth St. project), $19.4 million of loan balance repayments related to projects sold, $1.7 million of scheduled amortizations and one loan payoff and approximately $5.4 million to cover net cash shortfalls from operations.  The Company’s unrestricted cash balance decreased by $2.9 million during the fourth quarter of 2008. The Company had $4.5 million of unrestricted cash at December 31, 2008.

Company’s Portfolio

As of December, 2008, the Company owns 28 rental projects and 19 development projects (one was subject to a lease with an option to purchase and was terminated in the first quarter of 2009) that are primarily located in or around the downtown area of Los Angeles.  All of the projects in the portfolio are in Southern California.

Fourth Quarter 2008 Leasing Activity

The Company completed or renewed a total of 23 commercial and residential leases during the fourth quarter of 2008 for a total of 46,543 square feet of leased space.  In the commercial sector, the Company signed a new lease with GTPT/Morning Star, which leased 15,500 square feet at the 230 W. Avenue 26 project. The remaining commercial leases were predominantly for produce and food distribution related tenants requiring smaller sized space.  During the same period, commercial leases totaling 35,711 square feet expired or were intentionally not renewed.  Both the Company’s annualized cash and GAAP rental revenue during the quarter increased by approximately $0.3 million or 1.4%.

During the fourth quarter of 2008, the Company leased 14 residential units at the Union Lofts project increasing our annualized rent by approximately $0.4 million.

Fourth Quarter 2008 Financing Activity

As part of the ongoing financing strategy the Company reduced its notes payable balance during the fourth quarter by $20.6 million from $348.8 million to $328.2 million. The weighted average interest rate also declined by 0.33% from 7.47% as of September 30, 2008 to 7.14% as of December 31, 2008. The reduction was largely from selling two projects: Overland Terminal and 801 E 7th Street. The Company achieved interest rate improvements by repaying a $15.0 million, 13.0% note secured by Overland Terminal. The Federal Reserve’s actions in lowering its rates also helped to lower some of the Company’s prime and LIBOR based notes.

We extended five existing loans during the fourth quarter.  The two loans secured by our Alameda Square and Alameda Produce Market projects, which have a combined balance of $58.8 million, were extended for an additional four months to March 2009.  The Meruelo Wall Street loan of $21.0 million was extended for three years.  A $5.4 million loan secured by our 620 Gladys Avenue project was extended for one year. A $7.0 million loan secured by our Center Village project was extended for one year.

Also during the fourth quarter, the Company repaid two loans with proceeds from the sales of our projects at Overland Terminal and 801 E. 7th Street for $15.0 million and $4.4 million, respectively.  In addition, the Company repaid the $1.0 million loan secured by 2415 E. Washington Boulevard, which matured on November 15, 2008.

Subsequent to year end, another lender agreed to extend a $2.0 million loan secured by the project at 905 8th Street for an additional year to January 15, 2010. The Company also received the second tranche of $42.0 million from its construction loan at 717 W. 9th Street.

As of December 31, 2008, using the Company’s notes payable secured by real estate and its total assets from the consolidated balance sheet, the Company’s debt-to-total assets ratio is 48.1%.   The Company’s weighted average interest rate decreased 0.73% from 7.87% as of December 31, 2007 to 7.14% as of December 31, 2008.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss MerueloMaddux’s 2008 fourth quarter results will be held on Thursday, March 12, 2009 at 1:00 p.m. Eastern / 10:00 a.m. Pacific.

Interested participants and investors may access the conference call by dialing 866-249-5225 (domestic) or 303-228-2960 (international). There will also be a live webcast of the call on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.com under Investor Relations: Webcasts and Presentations. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and industry outlook.  After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through March 19, 2009; the conference ID is 11127860.

Supplemental Information

Supplemental financial information for the Company’s fourth quarter financial results will be available on the Company’s Website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About MerueloMaddux Properties

MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes.  MerueloMaddux Properties is committed to socially responsible investment.  Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, Company’s liquidity, financings for its projects and its asset sale activity. You should not rely on forward-looking statements since they involve known and unknown risks and liquidity, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. The Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the Company’s forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s common stock, along with the following factors that could cause actual results to vary from the Company’s forward-looking statements: (i) availability, terms and deployment of capital, (ii) lack of debt or equity financing and the possible acceleration of defaulted debt and the general volatility of the capital markets, (iii) the possibility that the Company may file for bankruptcy protection, or, that an involuntary petition for bankruptcy may be filed against the Company or its subsidiaries, (iv) changes in the Company’s business and investment strategy, (v) availability of qualified personnel, (vi) perception of the commercial and residential subsegments of the real estate industry, (vii) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry (viii) availability of purchasers of the Company’s projects, (ix) changes in costs associated with development or redevelopment and repositioning of projects, (x) changes in interest rates, (xi) changes in applicable laws and regulations (including land use entitlement processes), (xii) changes in political climates that may affect the Company’s proposed development and redevelopment projects, (xiii) state of the general economy and the greater Los Angeles economy in which the Company’s projects are located, (xiv) a taking of any of our rental properties or development projects by eminent domain, (xv) the degree and nature of the Company’s competition and (xvi) the other risks described in the Company’s filings with the Securities and Exchange Commission.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:                                                                                 Investors/Analysts:
Michael Bustamante                                                                                     Lasse Glassen
Corporate Communications                                                                         Investor Relations
213.291.2800 (Office)                                                                                     213.486.6546

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Cash	$4,460	$3,030
Restricted cash	27,220	7,104
Accounts receivable	1,246	2,610
Rental properties, net	297,809	306,096
Real estate held for development	347,946	461,789
Other assets, net	3,088	3,551
Total assets	$681,769	$784,180

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,660	$8,585
Accrued expenses and other liabilities	12,133	8,045
Notes payable secured by real estate	328,229	307,394
Deferred taxes, net	-	41,101
Total liabilities	342,022	365,125

Commitments and contingencies

Minority interests	503	–

Common stock, $.01 par value, 200,000,000 shares
authorized, 88,101,857 and 85,837,900 shares issued and outstanding as of December 31, 2008 and 2007, respectively	881	858
Additional paid in capital	446,252	444,280
Affiliate notes receivable	–	(14,214)
Retained earnings (deficit)	(107,889)	(11,869)
Total stockholders' equity	339,244	419,055
Total liabilities and stockholders' equity	$681,769	$784,180

MERUELO MADDUX PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share)

	Quarter Ended December 31, 2008	Quarter Ended December 31, 2007
	(unaudited)	(audited)
Revenues:
Rental income	$5,655	$5,191
Management fees	76	72
Interest income	218	271
Other income	69	267
Total Revenues	6,018	5,801
Expenses:
Rental expenses	4,905	2,879
Interest expense	4,286	2,425
Depreciation and amortization	2,108	1,552
Impairment loss on real estate assets	117,419	-
General and administrative	2,246	2,225
Total Expenses	130,964	9,081
Loss from continuing operations before minority interest and income taxes	(124,946)	(3,280)
Minority interests	489	-
Benefit for income taxes	47,426	-
Loss from continuing operations	(77,031)	(3,280)
Income (loss) from discontinued operations	(307)	643
Loss on sale of real estate	(8,412)	-
Income (loss) from discontinued operations	(8,719)	643
Net loss	$(85,750)	$(2,637)
Basic and diluted loss per share:
Loss from continuing operations	$(0.87)	$(0.04)
Income (loss) from discontinued operations	(0.10)	0.01
Net loss	$(0.97)	$(0.03)
Weighted average common shares outstanding	87,852,200	85,478,164

MERUELO MADDUX PROPERTIES, INC. AND MERUELO MADDUX PROPERTIES PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share)

	Meruelo Maddux Properties, Inc.		Predecessor
	Year Ended December 31, 2008	Period January 30, 2007 through December 31, 2007	Period January 1, 2007 through January 29, 2007
	(unaudited)	(audited)	(audited)
Revenues:
Rental income	$22,709	$19,617	$1,922
Management fees	285	260	12
Interest income	839	2,824	205
Other income	351	493	28
Total Revenues	24,184	23,194	2,167
Expenses:
Rental expenses	15,291	12,097	992
Interest expense	11,445	8,630	2,134
Depreciation and amortization	7,091	5,390	363
Impairment loss on real estate assets	142,295	-	-
General and administrative	9,524	8,991	628
Total Expenses	185,646	35,108	4,117
Loss from continuing operations before minority interest and income taxes	(161,462)	(11,914)	(1,950)
Minority interests	(843)	-	-
Benefit for income taxes	51,933	-	-
Loss from continuing operations	(110,372)	(11,914)	(1,950)
Income (loss) from discontinued operations	163	45	(54)
Gain on sale of real estate	14,189	-	-
Income (loss) from discontinued operations	14,352	45	(54)
Net loss	$(96,020)	$(11,869)	$(2,004)
Basic and diluted loss per share:
Loss from continuing operations	$(1.27)	$(0.14)
Income (loss) from discontinued operations	0.16	0.00
Net loss	$(1.11)	$(0.14)
Weighted average common shares outstanding	86,866,699	85,218,110	N/A